Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-192440

January 7, 2016

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Announces Expiration of HSR Waiting Period for the
Acquisition of ConAgra’s Private Brand Operations;

Announces Webcast for Fourth Quarter Earnings Conference Call

OAK BROOK, Ill., January 7, 2016 – TreeHouse Foods (NYSE: THS) announced today that the required waiting period has expired under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (“HSR”) in connection with the Company’s previously announced acquisition of ConAgra Foods’ (NYSE: CAG) private brands business. TreeHouse Foods today also announced that it has received an Advance Ruling Certificate from the Competition Bureau Canada per the Canadian Competition Act regarding the proposed acquisition. The expiration of the waiting period under the HSR Act and the Advance Ruling Certificate from the Competition Bureau Canada satisfy the two governmental approval conditions to the closing of the transaction.

As announced on November 2, 2015, TreeHouse will meaningfully expand its presence in private label dry and refrigerated grocery through the private brands acquisition. The purchase price of $2.7 billion and related transaction expenses are expected to be funded by a combination of $1.8 billion in new debt issuance and approximately $1.0 billion in equity stock issuance. TreeHouse has entered into a committed financing arrangement with certain lenders as a backup for the required financing.

TreeHouse Foods expects to market its equity and high yield offerings on a basis that permits a closing of the transaction in mid-February.

Lastly, the Company announced that it will host a live audio webcast of its fourth quarter earnings results conference call on Thursday, February 11, 2016 at 9:00 a.m. EST. Management will discuss the results for the fourth quarter 2015, the full year and its outlook for 2016. An earnings release will be issued before the market opens on the same date. The Webcast will last approximately one hour and will be accessible by visiting http://www.treehousefoods.com and by clicking on “Investor Relations,” “Investor Overview.”

In order to listen to the Webcast, users will need to have installed either Real Player or Windows Media Player software, which can be detected and downloaded by visiting the site. A Webcast replay will be available for one year following the event within the “Investor Relations,” “Earnings Call Archives” section of the Company’s website.

ABOUT TREEHOUSE FOODS

TreeHouse is a manufacturer of packaged foods and beverages with 24 manufacturing facilities across the United States and Canada that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture a variety of shelf stable, refrigerated and fresh products, including pickles, soups, snacks, salad dressings, sauces, dry dinners, hot cereals, single serve hot beverages and beverage enhancers. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements.” Forward-looking statements include all statements that do not relate solely to historical or current facts, and can generally be identified by the use of words such as “may,” “should,” “could,” “expects,” “seek to,” “anticipates,” “plans,” “believes,” “estimates,” “intends,” “predicts,” “projects,” “potential” or “continue” or the negative of such terms and other comparable terminology. These statements are only predictions. The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties and other factors that may cause TreeHouse or its industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. TreeHouse’s Form 10-K for the year ended December 31, 2014, and other filings with the SEC, discuss some of the factors that could contribute to these differences. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

The issuer has filed a registration statement (including a prospectus) with the SEC, which will be supplemented with the terms of the offering to which this communication relates. Before you invest, you should read the prospectus, as supplemented, in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer will arrange to send you the prospectus if you request it by calling 708.483.1300 Ext 1331.